Exhibit 99

         Temecula Valley Bancorp Inc. Announces Asset Growth,
                          Increased Earnings

    TEMECULA, Calif.--(BUSINESS WIRE)--Oct. 16, 2004--Temecula Valley Bancorp Inc. (OTCBB:TMCV) reported that earnings for the quarter ending September 30, 2004 were $2,550,364, a 7% increase from the $2,379,493 earned in the same period last year. Net income for the nine months ending September 30, 2004 was $7,769,140 compared to $5,723,454 for the same period last year, a $2,045,686, or 36% increase. "We are pleased with the results," stated Stephen H. Wacknitz, President/CEO, "considering that for the third quarter the provision for loan losses was increased from $150,000 last year to $1,335,000 this year, and a $400,000 reserve for undisbursed loans was set up in the third quarter of 2004." The $400,000 reserve for undisbursed loans is not included in the allowance for loan loss, which increased from $3,371,272 at September 30, 2003 to $5,051,737 at September 30, 2004. Also included in the expenses for 2004 are the start up expenses associated with the opening of the Rancho Bernardo full service office in June, the Corona full service office in August, and a loan production office in San Rafael in July. Net Interest margins should continue to improve as the Federal Reserve Bank increases rates.
    Total assets increased 45%, from $411,201,196 at September 30, 2003 to $595,422,200 at September 30, 2004. Loans increased 42%, with construction loans increasing 66%, real estate secured loans increasing 51%, and SBA loans increasing 32%. The large increase in construction loans was due to increased tract housing construction, the addition of the loan production office in San Rafael, and the general overall robust real estate market in Southern California.
    Federal funds sold increased from $6,220,000 to $26,900,000. The allowance for loan loss increased from $3,371,272 at September 30, 2003 to $5,051,737 at September 30, 2004, a 50% increase which set the allowance for loan loss as a percent of loans from 0.94% a year earlier to 1.00% at September 30, 2004.
    Net charge-offs were $641,096 for the first nine months of 2004, compared to $296,123 for the same period in 2003. Non-accrual loans (net of SBA guarantees) were $2,541,320 at September 30, 2004 compared to $1,043,668 at September 30, 2003. Other real estate owned (net of SBA guarantees) was $75,675 at September 30, 2004 compared to $697,786 at September 30, 2003.
    For the twelve-month period, fixed assets increased from $2,126,175 to $3,979,370 due to the addition of two full service offices and a few loan production offices. The SBA servicing assets increased due to SBA 7A loan sales in the secondary market.
    Deposits increased 45%, from $365,307,695 at September 30, 2003 to $528,691,420 at September 30, 2004. The continued expansion of existing branches, as well as various CD promotions and the two new branches have fueled the deposit growth. Deposit growth is expected to be sufficient in the future to fund loan growth.
    Junior subordinated debt securities increased $8,248,000 due to the net addition of $8,000,000 of trust preferred borrowing that was transferred to the Bank as tier one capital, and is considered tier one and tier two capital on a consolidated basis. Included in other liabilities is a $400,000 reserve for undisbursed loans, which was set up in September 2004. The related $400,000 expense is reflected in other expense.
    Shareholder equity increased from $27,226,703 at September 30, 2003 to $39,966,678 at September 30, 2004 due to net income and the exercise of stock options. The capital ratios remain strong, with the tier one leverage ratio of 9.35%, the tier one risk-based ratio of 9.50% and the total risk-based capital ratio of 11.68%, all easily above the minimum to qualify as "well capitalized."
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Fresno, Chico, Anaheim Hills, and Irvine, Calif.; Bellevue, Wash.; Gurnee, Ill.; Westlake, Ohio; Ocean City, N.J.; Tampa/St. Petersburg, Coral Springs, and Jacksonville, Fla.; and Atlanta. The Bancorp's common stock is traded over the counter with the stock symbol "TMCV.OB" and the bank's Internet website can be reached at www.temvalbank.com.

    Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the bank's Securities and Exchange Commission filings.


                     TEMECULA VALLEY BANCORP INC.
                            FINANCIAL DATA
                            SEPTEMBER 2004

(all amounts in whole dollars except share and per share information)

                                                 Increase    Increase
                      Sept. 30,    Sept 30,     (Decrease)  (Decrease)
                         2004         2003
                     ------------ ------------ ------------ ----------
ASSETS

 Cash and due from
  banks               10,362,018   11,792,957   (1,430,939)      (12%)
 Federal funds sold   26,900,000    6,220,000   20,680,000        332%
 Securities
  available for sale
  - FRB/FHLB stock     2,125,500      962,200    1,163,300        121%
 Securities - held
  to maturity                  0            0            0          0%

 Loans               505,368,986  356,827,716  148,541,270         42%
 Less allowance for
  loan losses         (5,051,737)  (3,371,272)   1,680,465         50%
                     ------------ ------------ ------------
 Loans, net          500,317,249  353,456,444  146,860,805         42%

 Bank premises and
  equipment, net       3,979,370    2,126,175    1,853,195         87%
 Other real estate
  owned, net             302,698    1,336,036   (1,033,338)      (77%)
 SBA-loan servicing
  I/O strip
  receivable          23,644,223   18,883,704    4,760,519         25%
 SBA-loan servicing
  asset                7,709,287    5,571,993    2,137,294         38%
 Cash surrender
  value life
  insurance            9,494,528    4,723,133    4,771,395        101%
 Other Assets         10,587,327    6,128,554    4,458,773         73%
                     ------------ ------------ ------------
                     595,422,200  411,201,196  184,221,004         45%
                     ============ ============ ============

LIABILITIES AND
 STOCKHOLDER EQUITY

 Demand deposits     138,303,661  108,136,339   30,167,322         28%
 Interest bearing
  deposits           390,387,759  257,171,356  133,216,403         52%
                     ------------ ------------ ------------
  Total deposits     528,691,420  365,307,695  163,383,725         45%

 Junior subordinated
  debt securities     20,620,000   12,372,000    8,248,000         67%
 Other liabilities     6,144,102    6,294,798     (150,696)       (2%)
                     ------------ ------------ ------------
  Total liabilities  555,455,522  383,974,493  171,481,029         45%

 Stockholders'
  equity              39,966,678   27,226,703   12,739,975         47%
                     ------------ ------------ ------------
                     595,422,200  411,201,196  184,221,004         45%
                     ============ ============ ============


                           3 Mos      3 Mos       9 Mos       9 Mos
                            Ended      Ended      Ended       Ended
                         Sept. 30,  Sept. 30,  Sept. 30,   Sept. 30,
                            2004       2003        2004        2003
                         ---------- ---------- ----------- -----------

Interest income          8,783,386  6,367,114  23,390,660  17,491,132
Interest expense         1,750,845  1,219,119   4,369,049   3,679,435
                         ---------- ---------- ----------- -----------
Net interest income      7,032,541  5,147,995  19,021,611  13,811,697
Provision for loan
 losses                  1,335,000    150,000   2,085,000     650,000
Other income             7,288,248  6,424,132  20,742,937  17,925,606
Other expense            8,665,678  7,399,214  24,517,997  21,405,457
                         ---------- ---------- ----------- -----------
Earnings before income
 taxes                   4,320,111  4,022,913  13,161,551   9,681,846
Income taxes             1,769,747  1,643,420   5,392,411   3,958,392
                         ---------- ---------- ----------- -----------
 Net earnings            2,550,364  2,379,493   7,769,140   5,723,454
                         ========== ========== =========== ===========

Actual common shares
 outstanding at end of
 period                  8,690,503  8,087,614   8,690,503   8,087,614
Average common shares
 outstanding             8,662,855  7,980,546   8,432,075   7,720,546
Average common shares &
 equivalents outstanding 9,481,185  8,925,436   9,335,237   8,656,638
Basic earnings per share      0.29       0.30        0.92        0.74
Diluted earnings per
 share                        0.27       0.27        0.83        0.66
Return on average assets
 (annualized)                 1.81%      2.35%       2.07%       2.06%
Return on average equity
 (annualized)                26.37%     36.77%      29.81%      32.88%
Efficiency ratio             60.51%     63.94%      61.66%      67.45%


                         9/30/2004  9/30/2003
                         ---------- ----------

Tier 1 leverage capital
 ratio                        9.35%      8.86%
Tier 1 risk-based
 capital ratio                9.50%      9.55%
Total risk-based capital
 ratio                       11.68%     11.29%
Allowance for loan
 losses as a % of total
 loans                        1.00%      0.94%
Gross nonperforming
 assets as a % of total
 assets                       1.71%      1.82%
Net nonperforming assets
 as a % of total assets       0.44%      0.42%
Net charge-offs
 (annualized) as a % of
 total loans                  0.17%      0.11%
Loan to deposit ratio        95.59%     97.68%

All share and per share data adjusted for a two-for-one common stock split effective December 2003.

    CONTACT: Temecula Valley Bancorp Inc.
             Stephen H. Wacknitz, President/CEO
             951-694-9940